PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1
FOR IMMEDIATE RELEASE
Brighthouse Financial Announces Third Quarter 2021 Results
•Estimated combined risk-based capital ("RBC") ratio between 520% and 540%; holding company liquid assets of $1.5 billion
•$600 million Brighthouse Reinsurance Company of Delaware ("BRCD") extraordinary dividend paid to Brighthouse Life Insurance Company ("BLIC") in the third quarter of 2021
•The company repurchased $403 million of its common stock year-to-date through November 2, 2021
•Annuity sales increased 1% over the third quarter of 2020
•Life sales increased 108% over the third quarter of 2020
•Third quarter 2021 net income available to shareholders of $361 million, or $4.34 per diluted share
•Third quarter 2021 adjusted earnings, less notable items*, of $514 million, or $6.17 per diluted share

CHARLOTTE, NC, November 4, 2021 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today its financial results for the third quarter ended September 30, 2021.
Third Quarter 2021 Results
The company reported net income available to shareholders of $361 million in the third quarter of 2021, or $4.34 per diluted share, compared with a net loss available to shareholders of $3,012 million in the third quarter of 2020. The company ended the third quarter of 2021 with common stockholders' equity ("book value") of $14.7 billion, or $181.23 per common share, and book value, excluding accumulated other comprehensive income ("AOCI") of $10.4 billion, or $128.24 per common share.

In the third quarter of 2021, the company completed its annual actuarial review where it reviews long-term assumptions, including policyholder behavior, operational and model refinements, as well as capital markets. As a result of this review, the net unfavorable impact to net income was $116 million, compared with a net unfavorable impact of $2,210 million as a result of the 2020 annual actuarial review conducted in the third quarter of last year.
For the third quarter of 2021, the company reported adjusted earnings* of $450 million, or $5.41 per diluted share, compared with adjusted loss of $689 million, or $7.43 per diluted share, in the third quarter of 2020.

_______________
* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the Third Quarter 2021 Brighthouse Financial, Inc. Financial Supplement and/or the Third Quarter 2021 Brighthouse Financial, Inc. Earnings Call Presentation (which are available on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on the last page of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted earnings for the quarter reflected $64 million after tax of unfavorable notable items, or $0.77 per diluted share, including:
•$44 million net unfavorable impact related to the annual actuarial review, including a valuation system conversion associated with the company's transition to its future state platform, and
•$20 million unfavorable impact for establishment costs related to planned technology and other expenses associated with the company's separation from its former parent company.
Corporate expenses in the third quarter of 2021 were $222 million, up from $218 million in the second quarter of 2021, both on a pre-tax basis.
Annuity sales increased 1% quarter-over-quarter, driven by record sales of variable and Shield Level annuities, which increased a combined 54%, primarily offset by lower sales of fixed rate annuities. Sequentially, annuity sales increased 3%, driven by record sales of variable and Shield Level annuities. Life sales increased 108% quarter-over-quarter and 4% sequentially, driven by sales of SmartCare.

During the third quarter of 2021, the company repurchased $149 million of its common stock, with an additional $61 million of its common stock repurchased, on a trade date basis, through November 2, 2021. Since the announcement of its first stock repurchase authorization in August 2018, the company has repurchased $1,424 million of its common stock, on a trade date basis, through November 2, 2021.

"Brighthouse Financial delivered strong results in the third quarter of 2021 as we continued to execute on our strategy," said Eric Steigerwalt, president and CEO, Brighthouse Financial. "We grew sales, prudently managed our expenses, unlocked additional capital and repurchased more of our common stock."

"I am particularly pleased with our sales results,” Steigerwalt continued. “We reported another quarter of record sales for both our flagship Shield Level annuities and variable annuities with FlexChoice Access, and our life insurance sales were ahead of our expectations."

Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended
	September 30, 2021		September 30, 2020
	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$361	$4.34	$(3,012)	$(32.49)
Adjusted earnings (1)	$450	$5.41	$(689)	$(7.43)
Adjusted earnings, less notable items (1)	$514	$6.17	$388	$4.19
Weighted average common shares outstanding - diluted (1)	83,244,987	N/A	92,693,188	N/A

Book value	$14,671	$181.23	$17,464	$191.58
Book value, excluding AOCI	$10,381	$128.24	$12,083	$132.55
Ending common shares outstanding	80,952,682	N/A	91,158,927	N/A

(1) Per share amounts are on a diluted basis and may not recalculate due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Results by Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED EARNINGS	September 30, 2021	June 30, 2021	September 30, 2020
Annuities	$385	$338	$387
Life	$110	$68	$76
Run-off (1)	$38	$122	$(1,139)
Corporate & Other (1)	$(83)	$(93)	$(13)

(1) The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

Sales (Unaudited, in millions)

	For the Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Annuities (1)	$2,362	$2,299	$2,335
Life	$27	$26	$13

(1) Annuities sales include sales of a fixed index annuity product sold by Massachusetts Mutual Life Insurance Company, representing 90% of gross sales of that product. Sales of this product were $198 million for the third quarter of 2021, $173 million for the second quarter of 2021, and $234 million for the third quarter of 2020.
Annuities
Adjusted earnings in the Annuities segment were $385 million in the current quarter, compared with adjusted earnings of $387 million in the third quarter of 2020 and adjusted earnings of $338 million in the second quarter of 2021.
The current quarter included a $42 million favorable notable item and the third quarter of 2020 included a $102 million favorable notable item, both related to the annual actuarial review completed in the respective quarters. There were no notable items in the second quarter of 2021.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect higher net investment income and higher fees, partially offset by higher expenses, higher reserves, and higher deferred acquisition costs ("DAC") amortization. On a sequential basis, adjusted earnings, less notable items, reflect higher net investment income and higher fees, partially offset by higher reserves.
Annuity sales increased 1% quarter-over-quarter, driven by record sales of variable and Shield Level annuities, which increased a combined 54%, primarily offset by lower sales of fixed rate annuities. Annuity sales increased 3% sequentially, driven by record sales of variable and Shield Level annuities.
Life
Adjusted earnings in the Life segment were $110 million in the current quarter, compared with adjusted earnings of $76 million in the third quarter of 2020 and adjusted earnings of $68 million in the second quarter of 2021.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
The current quarter included a $3 million favorable notable item and the third quarter of 2020 included an $11 million unfavorable notable item, both related to the annual actuarial review completed in the respective quarters. There were no notable items in the second quarter of 2021.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect higher net investment income, partially offset by a lower underwriting margin. On a sequential basis, adjusted earnings, less notable items, reflect a higher underwriting margin and higher net investment income.
As mentioned above, life sales increased 108% quarter-over-quarter and 4% sequentially, driven by sales of SmartCare.
Run-off
Adjusted earnings in the Run-off segment were $38 million in the current quarter, compared with an adjusted loss of $1,139 million in the third quarter of 2020 and adjusted earnings of $122 million in the second quarter of 2021.
The current quarter included a $89 million unfavorable notable item and the third quarter of 2020 included a $1,172 million unfavorable notable item, both related to the annual actuarial review completed in the respective quarters. There were no notable items in the second quarter of 2021.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect higher net investment income, partially offset by a lower underwriting margin. On a sequential basis, adjusted earnings, less notable items, reflect higher net investment income and a higher underwriting margin.
Corporate & Other
Corporate & Other had an adjusted loss of $83 million in the current quarter, compared with an adjusted loss of $13 million in the third quarter of 2020 and an adjusted loss of $93 million in the second quarter of 2021.
The current quarter included an unfavorable notable item related to establishment costs of $20 million. The third quarter of 2020 included $4 million of net favorable notable items and the second quarter of 2021 included an unfavorable $23 million notable item.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects a lower tax benefit. On a sequential basis, the adjusted loss, less notable items, reflects lower expenses and higher net investment income, partially offset by a lower tax benefit.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Net Investment Income and Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Net investment income	$1,281	$1,212	$996
Adjusted net investment income	$1,287	$1,217	$1,001

Net Investment Income
Net investment income was $1,281 million and adjusted net investment income* was $1,287 million in the current quarter. Adjusted net investment income increased $286 million on a quarter-over-quarter basis and increased $70 million on a sequential basis, both primarily driven by higher alternative investment income as well as asset growth.
The net investment income yield was 5.16% during the quarter.

Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	September 30, 2021 (1)	June 30, 2021	September 30, 2020
Statutory combined total adjusted capital	$9.7	$9.4	$8.4

(1) Reflects preliminary statutory results as of September 30, 2021.

Capitalization

At September 30, 2021:

•Estimated combined RBC ratio between 520% and 540%

•Holding company liquid assets were approximately $1.5 billion

•Combined statutory total adjusted capital on a preliminary basis increased to approximately $9.7 billion, primarily driven by the $600 million BRCD extraordinary dividend paid to BLIC in the third quarter of 2021, partially offset by negative market performance in the quarter

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Earnings Conference Call

Brighthouse Financial will hold a conference call and audio webcast to discuss its financial results for the third quarter of 2021 at 8:00 a.m. Eastern Time on Friday, November 5, 2021. In connection with this call, the company has prepared a presentation for use with investors and other members of the investment community. This presentation is available on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

To listen to the audio webcast via the internet and to access the related presentation, please visit the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com. To join the conference call via telephone, please register in advance at https://www.directeventreg.com/registration/event/9747978. Following registration, telephone participants will be provided a dial-in number, passcode and unique registrant ID needed to access the conference call.

A replay of the conference call will be made available until Friday, November 26, 2021, on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,(1) we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

(1) Ranked by 2020 admitted assets. Best's Review®: Top 200 U.S. Life/Health Insurers. A.M. Best, 2021.

CONTACT

FOR INVESTORS Dana Amante (980) 949-3073 damante@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Note Regarding Forward-Looking Statements

This news release and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as "anticipate," "estimate," "expect," "project," "may," "will," "could," "intend," "goal," "target," "guidance," "forecast," "preliminary," "objective," "continue," "aim," "plan," "believe" and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, financial projections, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, as well as trends in operating and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased market risk due to guarantees within certain of our products; the effectiveness of our variable annuity exposure risk management strategy and the impact of such strategy on volatility in our profitability measures and negative effects on our statutory capital; material differences from actual outcomes compared to the sensitivities calculated under certain scenarios and sensitivities that we may utilize in connection with our variable annuity risk management strategies; the impact of interest rates on our future ULSG policyholder obligations and net income volatility; the impact of the ongoing worldwide COVID-19 pandemic; the potential material adverse effect of changes in accounting standards, practices or policies applicable to us, including changes in the accounting for long-duration contracts; loss of business and other negative impacts resulting from a downgrade or a potential downgrade in our financial strength or credit ratings; the availability of reinsurance and the ability of the counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; our ability to market and distribute our products through distribution channels; any failure of third parties to provide services we need, any failure of the practices and procedures of such third parties and any inability to obtain information or assistance we need from third parties; the ability of our subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders and repurchase our common stock; the adverse impact on liabilities for policyholder claims as a result of extreme mortality events; the impact of adverse capital and credit market conditions, including with respect to our ability to meet liquidity needs and access capital; the impact of economic conditions in the capital markets and the U.S. and global economy, as well as geo-political or catastrophic events, on our investment portfolio, including on realized and unrealized losses and impairments, net investment spread and net investment income; the impact of events that adversely affect issuers, guarantors or collateral relating to our investments or our derivatives counterparties, on impairments, valuation allowances, reserves, net investment income and changes in unrealized gain or loss positions; the impact of changes in regulation and in supervisory and enforcement policies on our insurance business or other operations; the potential material negative tax impact of potential future tax legislation that could make some of our products less attractive to consumers; the effectiveness of our policies and procedures in managing risk; the loss or disclosure of confidential information, damage to our reputation and impairment of our ability to conduct business effectively as a result of any failure in cyber- or other information security systems; whether all or any portion of the tax consequences of our separation from MetLife, Inc. (“MetLife”) are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact us; the uncertainty of the outcome of any disputes with MetLife over tax-related or other matters and agreements or disagreements regarding MetLife’s or our obligations under our other agreements; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the "SEC").

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2020, particularly in the sections entitled "Risk Factors" and "Quantitative and Qualitative Disclosures About Market Risk," as well as in our other subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Non-GAAP and Other Financial Disclosures

Our definitions of the non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as "GAAP." We believe that these non-GAAP financial measures highlight our results of operations and the underlying profitability drivers of our business, as well as enhance the understanding of our performance by the investor community.

The following non-GAAP financial measures, previously referred to as operating measures, should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on common equity	return on common equity (2)
adjusted return on common equity, less notable items	return on common equity (2)
adjusted net investment income	net investment income
__________________
(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

(2) Brighthouse uses return on common equity to refer to return on Brighthouse Financial, Inc.'s common stockholders' equity.

Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted Earnings, Adjusted Revenues and Adjusted Expenses

Adjusted earnings is a financial measure used by management to evaluate performance, allocate resources and facilitate comparisons to industry results. This financial measure, which may be positive or negative, focuses on our primary businesses principally by excluding the impact of market volatility, which could distort trends.

Adjusted earnings reflects adjusted revenues less (i) adjusted expenses, (ii) provision for income tax expense (benefit), (iii) net income (loss) attributable to noncontrolling interests and (iv) preferred stock dividends. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

The following are significant items excluded from total revenues in calculating the adjusted revenues component of adjusted earnings:

•Net investment gains (losses);

•Net derivative gains (losses) ("NDGL") except earned income and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments"); and

•Certain variable annuity GMIB fees ("GMIB Fees").

The following are significant items excluded from total expenses in calculating the adjusted expenses component of adjusted earnings:

•Amounts associated with benefits related to GMIBs ("GMIB Costs");

•Amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and market value adjustments associated with surrenders or terminations of contracts ("Market Value Adjustments"); and

•Amortization of DAC and value of business acquired ("VOBA") related to (i) net investment gains (losses), (ii) net derivative gains (losses), (iii) GMIB Fees and GMIB Costs and (iv) Market Value Adjustments.

The tax impact of the adjustments discussed above is calculated net of the statutory tax rate, which could differ from our effective tax rate.

Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

Adjusted Earnings per Common Share and Adjusted Return on Common Equity

Adjusted earnings per common share and adjusted return on common equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders' interests.

Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted net income

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
(loss) available to shareholders per common share when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Adjusted return on common equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI.

Adjusted Net Investment Income

We present adjusted net investment income to measure our performance for management purposes, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents net investment income, including Investment Hedge Adjustments.

Other Financial Disclosures

Corporate Expenses

Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation; and excludes establishment costs.

Notable items

Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding AOCI

Brighthouse uses the term "book value" to refer to "Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI." Book value per common share is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding AOCI, is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI, divided by ending common shares outstanding.

CTE95

CTE95 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst five percent of a set of capital market scenarios over the life of the contracts.

CTE98

CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of a set of capital market scenarios over the life of the contracts.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Holding Company Liquid Assets

Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets are comprised of cash and cash equivalents, short-term investments and publicly-traded securities, excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include assets held in trust.

Total Adjusted Capital

Total adjusted capital primarily consists of statutory capital and surplus, as well as the statutory asset valuation reserve. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

Sales

Life insurance sales consist of 100 percent of annualized new premium for term life, first-year paid premium for whole life, universal life, and variable universal life, and total paid premium for indexed universal life. We exclude company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life.

Annuity sales consist of 100 percent of direct statutory premiums, except for fixed index annuity sales distributed through MassMutual that consist of 90 percent of gross sales. Annuity sales exclude certain internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Net Investment Income Yield

Similar to adjusted net investment income, we present net investment income yields as a performance measure we believe enhances the understanding of our investment portfolio results. Net investment income yields are calculated on adjusted net investment income as a percent of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties. Investment fee and expense yields are calculated as investment fees and expenses as a percent of average quarterly asset estimated fair values. Asset estimated fair values exclude collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties.

Normalized Statutory Earnings (Loss)

Normalized statutory earnings (loss) is used by management to measure our insurance companies’ ability to pay future distributions and is reflective of whether our hedging program functions as intended. Normalized statutory earnings (loss) is calculated as statutory pre-tax net gain from operations adjusted for the favorable or unfavorable impacts of (i) net realized capital gains (losses), (ii) the change in total asset requirement at CTE95, net of the change in our variable annuity reserves, and (iii) unrealized gains (losses) associated with our variable annuities risk management strategy. Normalized statutory earnings (loss) may be further adjusted for certain unanticipated items that impacted our results in order to help management and investors better understand, evaluate and forecast those results.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Risk-Based Capital Ratio

The risk-based capital ratio is a method of measuring an insurance company’s capital, taking into consideration its relative size and risk profile, in order to ensure compliance with minimum regulatory capital requirements set by the National Association of Insurance Commissioners. When referred to as “combined,” represents that of our insurance subsidiaries as a whole. The reporting of our combined risk-based capital ratio is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	September 30, 2021	June 30, 2021	September 30, 2020
Premiums	$193	$162	$184
Universal life and investment-type product policy fees	881	919	882
Net investment income	1,281	1,212	996
Other revenues	117	101	99
Revenues before NIGL and NDGL	2,472	2,394	2,161
Net investment gains (losses)	(16)	(34)	5
Net derivative gains (losses)	56	(684)	(1,857)
Total revenues	$2,512	$1,676	$309

Expenses
Interest credited to policyholder account balances	$413	$287	$281
Policyholder benefits and claims	1,112	752	3,047
Amortization of DAC and VOBA	(82)	8	244
Interest expense on debt	41	40	47
Other expenses	538	568	533
Total expenses	2,022	1,655	4,152
Income (loss) before provision for income tax	490	21	(3,843)
Provision for income tax expense (benefit)	105	(10)	(850)
Net income (loss)	385	31	(2,993)
Less: Net income (loss) attributable to noncontrolling interests	2	—	2
Net income (loss) attributable to Brighthouse Financial, Inc.	383	31	(2,995)
Less: Preferred stock dividends	22	21	17
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$361	$10	$(3,012)

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	September 30, 2021	June 30, 2021	September 30, 2020
Investments:
Fixed maturity securities available-for-sale	$87,074	$84,785	$79,338
Equity securities	90	91	117
Mortgage loans	18,267	16,732	15,746
Policy loans	1,264	1,255	1,289
Limited partnerships and limited liability companies	3,959	3,546	2,562
Short-term investments	1,892	1,293	4,239
Other invested assets	2,774	2,863	5,038
Total investments	115,320	110,565	108,329
Cash and cash equivalents	4,108	4,882	6,189
Accrued investment income	764	827	781
Reinsurance recoverables	15,339	15,290	15,052
Premiums and other receivables	959	837	1,035
DAC and VOBA	5,356	5,122	4,664
Other assets	484	494	447
Separate account assets	112,361	115,839	103,184
Total assets	$254,691	$253,856	$239,681
LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$43,795	$43,427	$44,537
Policyholder account balances	63,748	60,300	52,798
Other policy-related balances	3,406	3,356	3,088
Payables for collateral under securities loaned and other transactions	5,639	5,143	6,989
Long-term debt	3,436	3,436	3,979
Current income tax payable	148	150	72
Deferred income tax liability	1,120	1,109	1,816
Other liabilities	4,942	4,916	4,887
Separate account liabilities	112,361	115,839	103,184
Total liabilities	238,595	237,676	221,350
Equity
Preferred stock, at par value	—	—	—
Common stock, at par value	1	1	1
Additional paid-in capital	13,830	13,842	13,314
Retained earnings (deficit)	(705)	(1,088)	511
Treasury stock	(1,385)	(1,236)	(941)
Accumulated other comprehensive income (loss)	4,290	4,596	5,381
Total Brighthouse Financial, Inc.’s stockholders’ equity	16,031	16,115	18,266
Noncontrolling interests	65	65	65
Total equity	16,096	16,180	18,331
Total liabilities and equity	$254,691	$253,856	$239,681

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings and Adjusted Earnings, Less Notable Items, and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings per Common Share and Adjusted Earnings, Less Notable Items per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS	September 30, 2021	June 30, 2021	September 30, 2020
Net income (loss) available to shareholders	$361	$10	$(3,012)
Less: Net investment gains (losses)	(16)	(34)	5
Less: Net derivative gains (losses), excluding investment hedge adjustments	50	(689)	(1,862)
Less: GMIB Fees and GMIB Costs	(83)	75	(957)
Less: Amortization of DAC and VOBA	(64)	128	(86)
Less: Market value adjustments and other	2	(19)	(41)
Less: Provision for income tax (expense) benefit on reconciling adjustments	22	114	618
Adjusted earnings	450	435	(689)
Less: Notable items	(64)	(23)	(1,077)
Adjusted earnings, less notable items	$514	$458	$388

ADJUSTED EARNINGS, LESS NOTABLE ITEMS PER COMMON SHARE (1)
Net income (loss) available to shareholders per common share	$4.34	$0.11	$(32.49)
Less: Net investment gains (losses)	(0.19)	(0.40)	0.05
Less: Net derivative gains (losses), excluding investment hedge adjustments	0.60	(8.01)	(20.09)
Less: GMIB Fees and GMIB Costs	(1.00)	0.87	(10.32)
Less: Amortization of DAC and VOBA	(0.77)	1.49	(0.93)
Less: Market value adjustments and other	0.02	(0.22)	(0.44)
Less: Provision for income tax (expense) benefit on reconciling adjustments	0.26	1.32	6.67
Adjusted earnings per common share	5.41	5.05	(7.43)
Less: Notable items	(0.77)	(0.27)	(11.62)
Adjusted earnings, less notable items per common share	$6.17	$5.32	$4.19

(1) Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Net investment income	$1,281	$1,212	$996
Less: Investment hedge adjustments	(6)	(5)	(5)
Adjusted net investment income	$1,287	$1,217	$1,001

Notable Items (Unaudited, in millions)

	For the Three Months Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	September 30, 2021	June 30, 2021	September 30, 2020
Actuarial items and other insurance adjustments	$44	$—	$1,062
Establishment costs	20	23	15
Total notable items (1)	$64	$23	$1,077

NOTABLE ITEMS BY SEGMENT AND CORPORATE & OTHER
Annuities	$(42)	$—	$(102)
Life	(3)	—	11
Run-off	89	—	1,172
Corporate & Other	20	23	(4)
Total notable items (1)	$64	$23	$1,077

(1) Notable items reflect the negative (positive) after-tax impact to adjusted earnings of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.